FEE SPLIT AGREEMENT

This agreement is by and between Maki & Co. and Technology Resources, Inc.

1.

Maki & Co. shall provide services two-fold for 1) recruiting services to Technology Resources, Inc., based on referrals for a specific client or 2) interview candidates supplied by Technology Resources, Inc. for clients of Maki & Co. Supplied by meaning from database of TRI or search engine (Jobwarehouse).

2.

Maki & Co. shall call and qualify each candidate for details of their specific background for requirements.

3.

Maki & Co. shall interview and present candidates to clients or Technology Resources, Inc. upon completion of interviews and assists them during interview and hire phase.

4.

Should a client agree to hire a candidate from Maki & Co., Maki & Co. will be entitled to 50% of the fee charged to the client company.

5.

Upon placement of a candidate, Maki & Co. will receive a copy of the invoice sent to the Client Company. Upon receipt of said invoice, Maki & Co. will invoice Technology Resources. Inc. for 50% of the fee; invoice must include EIN or SS#.  Maki &. Co. will agree to honor any guarantees that Technology Resources, Inc. must provide to Client Company.

6.

Upon payment of said invoice, Technology Resources, Inc. will forward a check (within 3 days of payment from client company) in the amount of 50% of fee, plus a copy of Client Company check.

7.

This Agreement constitutes the entire agreement between the parties, unless otherwise modified and signed by both parties.

  Signed this 21st day of October, 2003 at 3066 Landmark Blvd. Suite 1305, Palm Harbor, Florida, 34684.

Technology Resources. Inc.

3066 Landmark Blvd. Suite 1305

Palm Harbor, Florida 34684

/s/ William S. Lee

President

Maki & Co.

7557 Delaware Lane

Vancouver, WA 98664

/s/ Lou Maki

President